                                                              Exhibit 11
                     THE ADVEST GROUP, INC. AND SUBSIDIARIES

                   Computation of Net Income Per Common Share




                                  For the quarters      For the six months
                                   ended March 31,        ended March 31,
(In thousands, except                 Primary*               Primary*
per share amounts)                 1995      1994        1995        1994
- --------------------------------------------------------------------------
Net income applicable to
  common stock and other
  dilutive securities            $  163    $  259       $1,021     $2,445
                                 =========================================
Average number of common
  shares outstanding
  during the period               8,537     8,797        8,542      8,899

Additional shares assuming:
  Exercise of stock options         184       257          176        264
                                 -----------------------------------------
    Average number of common
      and common equivalent
      shares used to calculate
      net income per common
      share                       8,721     9,054        8,718      9,163
                                 =========================================
Income per common and
  common equivalent share:

    Net income                   $  .02    $  .03       $  .12     $  .27
                                 =========================================











* For the quarter and six months ended March 31, 1995 and 1994, the primary and fully diluted net income per common share were equal.







                                     - 18 -